UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 30, 2010
Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13810 (Commission File Number)	94-3155066 (IRS Employer Identification No.)

39700 Eureka Drive
Newark, CA 94560
(Address of principal executive offices, including zip code)

(510) 933-3000
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 30, 2010, Socket Mobile, Inc. (the "Company") informed Silicon Valley Bank (the "Lender"), that in the process of completing the closing of its financial records for the month of March 2010, the Company had determined that as of the end of March 2010 it was out of compliance with the minimum revenue covenant for the fiscal quarter ended March 31, 2010 under the Second Amended and Restated Loan and Security Agreement, dated as of December 24, 2008, between the Company and the Lender, as amended, and the Second Amended and Restated Export-Import Bank Loan and Security Agreement, dated as of December 24, 2008, between the Company and the Lender, as amended (together the "Loan Agreements"). On March 3, 2010, the Company and Lender also entered into a First Amendment to Forbearance Agreement (the "Forbearance Agreement") under which the Lender agreed to forbear from enforcing its rights and remedies under the Loan Agreements through April 30, 2010.

Each of the Loan Agreements contained a covenant that the Company must achieve minimum revenues of $4,600,000 during the fiscal quarter ended March 31, 2010. The Company failed to achieve the required minimum revenues for the quarter ended March 31, 2010. Our failure to meet the minimum revenue covenant during the fiscal quarter ended March 31, 2010 constitutes an event of default under each of the Loan Agreements. As a result of an event of default, the Lender may, among its remedies, declare all obligations under the Loan Agreements immediately due and payable. Should the Lender make such a declaration, the Company's cash balances are sufficient to fully repay the amounts due the Lender under the Loan Agreements.

We are in discussion with the Lender in regards to continuation of the availability of the line and will report on the outcome of these discussions when completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: May 6, 2010	By: /s/	David W. Dunlap

Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer